Exhibit 23.1

                  CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-35167) of our report dated March 4, 1997, which includes an emphasis of a matter paragraph related to the Company's net monetary assets at ICN Yugoslavia, which would be subject to foreign exchange loss if a devaluation of the Yugoslavian dinar were to occur, on our audits of the consolidated financial statements and financial statement schedule of ICN Pharmaceuticals, Inc. We also consent to the reference to our firm under the caption "Independent Public Accountants."


Coopers & Lybrand L.L.P.
Newport Beach, California
September 23, 1997